Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

ENTERPULSE, INC.

a Georgia corporation;

and

PRIORITY SOFTWARE, INC.

a Nevada corporation

Dated as of December 21, 2006

TABLE OF CONTENTS

1.	SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS.		1

	1.1	Sale and Purchase of Assets	1

	1.2	Excluded Assets	2

	1.3	Purchase Price	3

	1.4	Other Terms of the Closing	3

	1.5	Non-Compete	5

	1.6	Non-Solicitation	7

	1.7	Right to Purchase Equipment	7

	1.8	Sales Agent Agreement	7

	1.9	Right to Services of Ankur Bassi	7

	1.10	Finder’s Fee	8

	1.11	Sales and Transfer Taxes	8

	1.12	Allocation of Purchase Price	8

	1.13	Closing	8

2.	REPRESENTATIONS AND WARRANTIES OF SELLER		9

	2.1	Title to Assets	9

	2.2	Specified Clients	9

	2.3	Specified Contracts; Real Property Leases; Equipment; Certain Materials	9

	2.4	Certain Liabilities	10

	2.5	Legal Proceedings	10

	2.6	Technology	11

	2.7	Authority; Binding Nature of Agreement	12

	2.8	Non-Contravention; Consents	13

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.		13

	3.1	Due Organization	13

	3.2	Compliance with Legal Requirements	13

	3.3	Legal Proceedings	13

	3.4	Authority; Binding Nature of Agreement	13

	3.5	Non-Contravention; Consents	14

4.	PRE-CLOSING COVENANTS OF SELLER.		15

	4.1	Access	15

	4.2	Conduct of Business	15

	4.3	Conditions	16

5.	PRE-CLOSING COVENANTS OF PURCHASER.		16

	5.1	Access	16

	5.2	Consents; Releases	16

	5.3	Conditions	16

6.	CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE.		17

	6.1	Accuracy of Representations	17

	6.2	Consents. Seller will obtain the following Consents to the transactions contemplated by this Agreement and the Assumption Agreement:	17

	6.3	Performance of Covenants	17

	6.4	Additional Documents	17

	6.5	No Restraints	18

7.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.		18

	7.1	Accuracy of Representations	18

	7.2	Performance of Covenants	19

	7.3	Additional Documents	19

	7.4	No Restraints	19

8.	TERMINATION.		20

	8.1	Right to Terminate Agreement	20

	8.2	Termination Procedures	21

	8.3	Effect of Termination	21

9.	INDEMNIFICATION.		21

	9.1	Survival	21

	9.2	Indemnification by Seller	21

	9.3	Limitations	22

	9.4	Procedure for Disposition of Claims	22

	9.5	Notice of Third-Party Claims; Assumption of Defense	23

	9.6	Settlement or Compromise	25

	9.7	Failure of Indemnifying Person to Act	25

10.	MISCELLANEOUS.		26

	10.1	Expenses	26

	10.2	Amendment	26

	10.3	Notices	26

	10.4	Waivers	28

	10.5	Counterparts	28

	10.6	Interpretation.	28

	10.7	Assignment.	29

	10.8	No Third-Party Beneficiaries	29

	10.9	Further Assurances	30

	10.10	Severability	30

	10.11	Remedies Cumulative	30

	10.12	Entire Understanding	30

	10.13	Applicable Law; Resolution of Disputes; Venue	30

	10.14	Jurisdiction of Disputes; Waiver of Jury Trial	31

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions

Exhibit B	EnterConnect Business Overview

Exhibit C	Sales Agent Agreement

Schedule 1.1	Specified Assets

Schedule 1.2	Excluded Assets

Schedule 1.8A	Subject Equipment

Schedule 1.8B	Laptops

Schedule 2.3	Specified Contracts

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is being entered into as of December 21, 2006, by and between ENTERPULSE, INC., a Georgia corporation (“Seller”), and PRIORITY SOFTWARE, INC., a Nevada corporation (“Purchaser”).  Seller and Purchaser are referred to individually, from time to time in this Agreement, as the “Party”, and collectively in this Agreement as the “Parties.”  Certain other capitalized terms used in this Agreement are defined in Exhibit A.

W I T N E S S E T H:

WHEREAS, Seller is the developer and owner of an asset portal enterprise software product called EnterConnect® as more fully described on Exhibit B (“EnterConnect”) which provides an asset management and employee collaboration intranet software systems and related applications.

WHEREAS, Seller desires to sell and Purchaser desires to purchase all of Seller’s rights, title and interest in EnterConnect and the related assets and services as provided herein, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which the Parties acknowledge, the Parities hereto, intending to be legally bound, agree as follows:

1.    SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS.

1.1    Sale and Purchase of Assets.  On the terms and subject to the conditions and other provisions set forth in this Agreement at the Closing, Seller will sell and transfer to Purchaser, and Purchaser will purchase from Seller, all of the following (which, subject to Section 1.2, are referred to in this Agreement as the “Specified Assets”):

(a)           all of Seller's rights and interests as of the Closing Date in and to the Specified Assets which are listed on Schedule 1.1, including Seller Intellectual Property Rights, equipment, service contracts, domain and internet rights and hardware associated with EnterConnect;

(b)           a non-exclusive right as of the Closing Date to service the Specified Clients pursuant to Section 2.2;

(c)           those records of Seller, as they exist on the Closing Date, relating exclusively to EnterConnect~~,~~ and the Specified Assets (it being understood that such records will not be subject to any restrictions on their use by Purchaser and that Seller may~~,~~ retain copies of such records); and

(d)           any of the goodwill associated with EnterConnect and the Specified Assets.  All such Specified Assets that are in tangible form shall be delivered to Purchaser on or before December 29,2006 (the "Delivery Date").

1.2    Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1, Seller will not be required to sell or transfer to Purchaser, and the Specified Assets will not be deemed to include, any of the following or any right or interest in or to any of the following:

(a)
any Specified Contract if (i) a Consent is required to be obtained from any Person in order to permit the sale or transfer to Purchaser of Seller's rights under such Specified Contract and (ii) such Consent shall not have been obtained;

(b)	cash, cash equivalents or accounts receivable;

(c)	any interest or title in any real property or any assets located at Seller’s premises; or

(d)	any asset identified on Schedule 1.2.

1.3    Purchase Price.

(a)           As consideration for the sale of the Specified Assets to Purchaser,  Purchaser will pay to Seller the purchase price of One Million Dollars ($1,000,000) the “Purchase Price”) by delivery of certified or bank check, made to the order of Seller, or delivery of wire transfer to an account designated by Seller as follows: Five Hundred Thousand Dollars ($500,000), together with the sums set forth below, on the Closing Date; and Five Hundred Thousand Dollars ($500,000) on the Delivery Date.  Additionally, on the Closing Date, Purchaser will pay to Seller the following:

(i)           one month rent and infrastructure support in the amount of Eight Thousand Five Hundred Dollars ($8,500) for the Sublease of the premises set forth in pursuant to Section 2.3(b);

(ii)          the purchase price of $6,730 for the equipment listed on Schedule 1.8A purchased pursuant to Section 1.8;

(iii)         the reimbursement of the payment of salaries pursuant to Section 1.5(a) of those employees listed in Section 1.5(a) in the amount of $34,752.48; and

(iv)         the advance payment of fees for work performed by Ankur Bassi pursuant to Section 1.10 in the amount of $16,000, for 160 hours of work to be performed.

1.4    Other Terms of the Closing.

(a)           At the Closing, Purchaser shall be permitted to offer employment to the following employees or contractors of Seller, Santosh Hedge, Jamie Jay, Sam Jankovich, Tim Tang, Nicole Grauer and Dean Galland (the “Assigned Employees”).  Seller shall pay the salaries and related payroll taxes of the Assigned Employees, excluding the salary and related payroll taxes of Jamie Jay, and Purchaser shall reimburse Seller these amounts, for the period beginning December 16, 2006 and ending December 31, 2006.

(b)           From the Closing Date and for thirty (30) days thereafter, Purchaser shall have the right to use Seller’s Oracle and BEA Systems, Inc. licenses for Purchaser’s internal purposes only.  Purchaser will be required to cease using such licenses within 30 days of the Closing Date.

(c)           Post closing Business Relationships.  From the Closing Date until December 31, 2007 (the “Revenue Period”):

(i)           If Seller enters into a written agreement or statement of work on a project for a client of Seller which expressly provides for the use of EnterConnect, Seller will pay Purchaser a sales commission of ten percent (10%) on payment received from such client project and Purchaser shall retain one hundred percent (100%) of maintenance and support received from such project if any;

(ii)          If Purchaser leads a sale in which services of Seller in excess of $50,000 at Seller’s standard retail rates are included in the sale of an EnterConnect System by Purchaser, Purchaser and Seller will establish the scope and pricing of proposed services and Seller will have final control of the pricing of all sales that include Seller’s services in such a sale;

(iii)         If Purchaser leads a sale where no services of Seller are included in the sale of EnterConnect by Purchaser, whether through its VAR system or otherwise, Seller will not receive a commission from the sale; and

(iv)         Purchaser shall only provide services that compete with the services provided by Seller to the extent that such services are ancillary to an installation of an EnterConnect system.

(d)           Right of First Refusal as a Service Provider.  From the Closing Date until

December 31, 2007, Purchaser will make Seller the first offer to provide software modification and system integration-based services for all customers who desire to purchase services related to EnterConnect from Purchaser for services in excess of $50,000.00.  Seller is not obligated to accept such offer and may refuse to provide services for a customer of Purchaser in its discretion. Following such a refusal, Purchaser may retain any other provider to fulfill services on behalf of its customers.  During this period, Seller may refer EnterConnect to its customers where it deems it appropriate.

(e)           Purchaser will retain the intellectual property rights for the services it provides as well as any services contracted from Seller in connection with an EnterConnect engagement with Purchaser as provided for in this Section 1.5, except where otherwise expressly provided herein.

1.5    Non-Compete.  (a) Seller agrees that it will not engage in the business of developing, marketing and distributing, on its own or through a subsidiary, a product that competes with EnterConnect, from the Closing Date through the fifth anniversary thereof.  Notwithstanding the preceding sentence but subject to section 1.5(b), Seller shall have (i) the right to develop or sell any product, software or solution that may be requested by a client or business partner (including, but not limited to, BEA Systems, Inc.), whether or not it is an alternative to EnterConnect (an “Original Product”), and (ii) the perpetual right to use all intellectual property necessary to continue to provide its services and to exercise its rights pursuant to the preceding clause (i) of this sentence, including intellectual property identified on Schedule 1.1 and all other intellectual property related to EnterConnect whenever developed.  Except for the rights identified in the preceding sentence, Seller shall not have any right to license or sell any rights to EnterConnect or assert that it has any rights to EnterConnect, to any other party except for those rights normally granted to a customer purchasing or subscribing to EnterConnect.  Seller will also have the perpetual right to continue to use and maintain for internal purposes the version of EnterConnect that it currently owns.  Purchaser shall provide all renewal upgrades and updates with respect to the system defined in Exhibit B.  Purchaser has the right to update the EnterConnect source code with such updates that result from work performed after the Closing by Seller for its previous EnterConnect clients where the agreement for such client has not been assumed by Purchaser, but only to the extent such update is consistent with the terms of Purchaser’s standard VAR arrangement.  Additionally, Seller shall have no ownership rights to the intellectual property and other proprietary rights developed in projects co-developed between Purchaser and Seller following the Closing, but Enterpulse shall have continuing rights to use any such intellectual property in any manner that does not violate the covenants above.  Further, notwithstanding Seller’s right to develop an Original Product as set forth within this Section 1.6, Seller, during the term of this period, shall have no right to market, distribute or sell an Original Product or any other product in violation of this Section 1.6, directly or indirectly, except as set forth in this Section 1.6.

(b)           Notwithstanding that Seller may be entitled to take action under section 1.5(a), Seller agrees to pay to Purchaser the following amounts in the following circumstances: (i) if Seller implements a standard deployment of EnterConnect on a BEA platform (as defined in the EnterConnect version 8.6 Deployment Guide) it will pay Purchaser 10% of the total fees received by it for such deployment, and (ii) if Seller installs any of the following portlets on a BEA v8.1 platform it will pay to Purchaser the corresponding amounts per CPU:

Calendar    $5,000;

Document management   $10,000; or

Web Content Management   $5,000

1.6    Non-Solicitation.  Except for Ankur Bassi, Josh Hoffman, Santosh Hedge, Jamie Jay, Matt McKenzie, Tim Tang, Nicole Grauer and Dean Galland, Purchaser will not, during the three (3) year period following the Closing Date, solicit for employment or employ as an employee or consultant any other employee or consultant of Seller without the express advance written consent of Seller.

1.7    Right to Purchase Equipment.  Seller hereby grants Purchaser a right to purchase, at Closing, any of Seller's equipment set forth on Schedule 1.8A hereto, which is the equipment used in the development of EnterConnect, limited to the extent that such equipment is currently solely dedicated to the support of EnterConnect and not mutually supporting other operations of Seller, but only to the extent that Seller is legally entitled to sell such equipment.  The purchase price of such equipment is listed on Schedule 1.8A.  Purchaser may use the laptops listed on Schedule 1.8B for ninety (90) days after the Closing free of charge.

1.8    Sales Agent Agreement.  On the Closing Date, the employment of Sam Jankovich with Seller shall terminate and Jankovich and Seller will enter the Sales Agent Agreement set forth as Exhibit C hereto to provide revenue generation, marketing solutions and partner related activities through December 31, 2007 (the “Sales Agent Agreement”).

1.9    Right to Services of Ankur Bassi.  Purchaser shall have the right to contract for the services of Ankur Bassi through Seller from January 1, 2007 until March 31, 2007, at a rate of One Hundred Dollars ($100) per hour, for forty hours a week.  Purchaser shall pay for the first 4 weeks of these hours, at Closing, whether or not such hours are used.  Any such base hours for subsequent periods must be paid for in advance on a monthly basis.  Hours in excess of 40 hours per week may be contracted for if agreed to by Bassi and Seller.  In addition, Purchaser shall pay all travel expenses incurred by Bassi in connection with his service for Purchaser.  If such services include travel to the state of California, Purchaser shall be charged an additional ten hours for flight time to and from California.  Such travel to California shall be for no more than five (5) consecutive business days per trip.

1.10    Finder’s Fee.  The Parties acknowledge that no broker helped consummate this transaction or is entitled to consideration for its.

1.11    Sales and Transfer Taxes.  Each Party shall bear and pay any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, filing fees or similar taxes, charges, fees or expenses that may become payable to such Party in connection with the sale of the Specified Assets, the assumption of the Assumed Liabilities or any of the other transactions contemplated by this Agreement.

1.12    Allocation of Purchase Price.  The Parties will use their best efforts to agree upon an allocation of the Purchase Price among the Specified Assets (the “Allocation”) as soon as possible after the Closing Date.  The Allocation will be determined in a manner consistent with this Section 1.13 and Section 1060 of the Internal Revenue Code and the Treasury Regulations thereunder.

1.13    Closing.  The closing of the purchase of the Specified Assets by Purchaser (the “Closing”) will take place at the offices of Seller in Decatur, Georgia, at a time and on a date to be designated by Seller, which will be no more than three business days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing).  For purposes of this Agreement, “Closing Date” means the date as of which the Closing actually takes place.

2.    REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchaser that, except as set forth in Seller Disclosure Schedule:

2.1    Title to Assets.  As of the Closing Date, Seller will have good and valid title to the Specified Assets free and clear of any liens or encumbrances, except for (i) liens and encumbrances referred to in the Specified Contracts and (ii) minor liens and encumbrances that have arisen in the ordinary course of business and that do not materially detract from the value of the Specified Assets subject thereto.

2.2    Specified Clients.  Seller has no ongoing maintenance agreements with any clients relating to EnterConnect, but EnterConnect installations have been completed for Rush, Rheem, and Exide (the “Specified Clients”).  Purchaser and Seller shall each have the right to provide any EnterConnect related support and maintenance services to the Specified Clients in a manner consistent with the provisions of this Agreement and with the terms of Purchaser’s standard VAR arrangement.

2.3    Specified Contracts; Real Property Leases; Equipment; Certain Materials.

(a)           Seller has made available to Purchaser the form contracts identified on Schedule 2.3 used in connection with the Specified Assets.  Purchaser and Seller shall each have access to such clients for purposes of future marketing efforts (so long as such efforts are in compliance with the provisions of this Agreement, including section 1.5 of this Agreement). Purchaser shall be entitled to make reference to such clients as its own in its marketing materials so long as the Seller is not referenced in any manner and the client has approved of such references.

(b)           Purchaser shall sublet from Seller 5000 square feet of office space and furnishings in Seller’s offices at 101 Metro Drive, San Jose, Californiafor three (3) months following the Closing Date, with rent of Eight Thousand Five Hundred Dollars ($8500) per month ($7500 for office space and furnishings and $1000 for infrastructure support provided by Seller which includes utilities, maintenance, internet access and internet service), which amount shall be paid to Seller on the tenth day of each month.  Purchaser shall also pay a deposit, in the amount of one month rent ($8,500), at Closing.  Any additional time of Seller personnel required to support Purchaser infrastructure support shall be charged at One Hundred and Fifty Dollars ($150) per hour.  At the end of such 90 day period, Purchaser and Seller may agree to extend the term of the sublease on mutually satisfactory terms.

2.4    Certain Liabilities.  As of the date of this Agreement except as set forth herein, Seller has no liabilities relating to the Specified Assets, other than (i) liabilities incurred in the ordinary course of business or consistent with past practices relating to the Specified Assets, (ii) liabilities otherwise made known to or discovered by Purchaser in the course of Purchaser's investigation of the Specified Assets, and (iii) liabilities that taken together would not have a Material Adverse Effect.

2.5    Legal Proceedings.  There is no lawsuit or other legal proceeding pending or, to Seller's knowledge, being overtly threatened against Seller as of the date of this Agreement that involves the Specified Assets and would reasonably be expected to result in a judgment having a Material Adverse Effect on the value of the Specified Assets taken as a whole.

2.6    Technology.To the Knowledge of Seller, as of the date hereof, Seller owns, co-owns or is licensed or otherwise entitled to use all patents, trademarks, trade names, service marks, copyrights, mask work rights, trade secret rights, and other intellectual property rights and any applications therefor, and all mask works, net lists, schematics, technology, source code, know-how, computer software programs and all other tangible information or material, that are used by Seller in connection with EnterConnect, other than freeware and other open source software (the “Seller Intellectual Property Rights”).  Schedule  1.1 lists, as of the date hereof, (i) all patents, registered copyrights, registered trademarks, registered service marks, mask work rights, and any applications therefor, included in the Seller Intellectual Property Rights; (ii) the jurisdictions in which each such Seller Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers; and (iii) which, if any, of such products have been registered for copyright protection with the United States Copyright Office and any foreign offices.  Schedule 1.1 also sets forth a list of license agreements which, to Seller’s knowledge, constitutes all license agreements under which Seller licenses as licensee the intellectual property rights of third parties relating to technology or software which is incorporated in existing copies of EnterConnect.  To Seller’s knowledge, Seller is not in material violation of any such license agreement.  With respect to EnterConnect, Seller is not a party to, nor is EnterConnect subject to (i) any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons other than the payment or receipt of royalties by Seller; (ii) any agreement pursuant to which Seller utilizes the intellectual property rights of others in any products currently marketed by Seller and which is either non-perpetual or terminable by the licensor thereof in the event of the Acquisition and which, if terminated, reasonably would be expected to have a Material Adverse Effect.  No claims with respect to the Seller Intellectual Property Rights have been communicated in writing to Seller (i) to the effect that the manufacture, sale or use of EnterConnect as now used or offered by Seller infringes on any copyright, patent, trade secret or other intellectual property right of a third party or (ii) challenging the ownership or validity of any of the Seller Intellectual Property Rights, any or all of which claims reasonably would be expected to have a Material Adverse Effect.  To the Knowledge of Seller, as of the date hereof, all patents and registered trademarks, service marks and registered copyrights held by Seller in connection with the Business are valid and subsisting except for failures to be valid and subsisting that reasonably would not be expected to have a Material Adverse Effect.  Seller does not know of any unauthorized use, infringement or misappropriation of any of the Seller Intellectual Property Rights by any third party that reasonably would be expected to have a Material Adverse Effect.

2.7    Authority; Binding Nature of Agreement.  Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller and its board of directors and the shareholders of Seller.  Seller has provided to Purchaser a copy of the resolutions adopted by its board of directors authorizing the execution, delivery and performance by Seller of this Agreement.  This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.8    Non-Contravention; Consents.  Except as set forth herein, the execution and delivery by Seller of this Agreement and the sale of the Specified Assets by Seller to Purchaser will not: (i) materially contravene or result in a material violation or breach of any Legal Requirement applicable to the Specified Assets or any Specified Contract; or (ii) result in the imposition of any lien or encumbrance upon any of the Specified Assets.  Except as set forth herein, Seller is not required to obtain any Consent from any Person, under any material Specified Contract, at or prior to the Closing in connection with the execution and delivery of this Agreement or the sale of the Specified Assets to Purchaser.

3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller as follows:

3.1    Due Organization.  Purchaser is a Nevada corporation, duly organized, validly existing and in good standing in each jurisdiction where its is required to do so and has all requisite power and authority to own, operate and lease its property and carry on its business as is now being conducted.

3.2    Compliance with Legal Requirements. Purchaser is in substantial compliance with all applicable Legal Requirements.

3.3    Legal Proceedings.  There is no material pending or, to Purchaser's knowledge, threatened lawsuit or other legal proceeding that involves Purchaser or any of the assets owned or used by Purchaser.

3.4    Authority; Binding Nature of Agreement.  Purchaser has all necessary power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder; and the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser and its board of directors.  Purchaser has provided to Seller a copy of the resolutions of the boards of directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement.  No vote of the holders of Purchaser Common Stock is required to authorize the purchase by Purchaser of the Specified Assets, or any of the other transactions contemplated by this Agreement.  This Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5    Non-Contravention; Consents.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will: (i) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Purchaser Corporations, (ii) result in a breach or default by Purchaser under any material contract to which Purchaser is a party, (iii) result in a violation of any Legal Requirement or order to which Purchaser is subject or (iv) result in the creation of a lien or encumbrance on any material asset of Purchaser.  Except as set forth herein Purchaser will not be required to obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby or thereby.

3.6           Purchaser Fundraising Efforts.  Purchaser acknowledges that neither the Seller nor any of its officers, directors, employees or representatives have had any involvement whatsoever in any efforts by Purchaser to raise funds in connection with the transactions contemplated by this Agreement, and that any information provided by or involvement in any such activities of Sam Jankovich was purely in his capacity as a representative of Purchaser and not of Seller. Purchaser agrees that it has not and will not make any contrary or inconsistent statement to any person or entity. Purchaser agrees to indemnify and hold Seller harmless from any losses, damages, claims or expenses incurred by it relating to or arising out of Purchaser’s fundraising efforts.

4.    PRE-CLOSING COVENANTS OF SELLER.

4.1    Access.  Subject to the provisions of applicable Legal Requirements, during the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), Seller will, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to Seller's books and records relating to the Specified Assets and will provide Purchaser with such information regarding the Specified Assets and any other appropriate matters germane to the subject matter of this Agreement as Purchaser may reasonably request, for the sole purposes of enabling Purchaser (i) to further investigate, at Purchaser's sole expense, the Specified Assets, and any other appropriate matters germane to the subject matter of this Agreement and (ii) to verify the accuracy of the representations and warranties set forth in Section 2.

4.2    Conduct of Business.  Except (i) as contemplated or permitted by this Agreement, (ii) as may be necessary to carry out any of the transactions contemplated by this Agreement, and (iii) as may be necessary to facilitate compliance with any Legal Requirement or the requirements of any Specified Contract, or (iv) as approved by Purchaser, during the Pre-Closing Period:

(a)           Seller will (i) conduct its operations in the ordinary course and consistent with its past practices, to the extent such operations relate to the Specified Assets, and (ii) use commercially reasonable efforts to maintain good relations with the parties to the Specified Contracts; and

(b)           Seller will not (i) license or dispose of any material Specified Assets, (ii) prematurely terminate or materially amend, grant a sublicense under or assign any of the Specified Contracts, or (iii) commit a material breach of any Specified Contract ~~or~~ entered into after the date of this Agreement.

4.3    Conditions.  Seller will use commercially reasonable efforts (i) to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (ii) otherwise to cause the Closing to take place as soon as reasonably practicable.

5.    PRE-CLOSING COVENANTS OF PURCHASER.

5.1    Access.  During the Pre-Closing Period, Purchaser will, after receiving reasonable advance notice from Seller, give Seller reasonable access (during normal business hours) to the Purchaser's books and records, and will provide Seller with such information as Seller may reasonably request, for the sole purposes of enabling Seller to verify the accuracy of the representations and warranties set forth in Section 3.

5.2    Consents; Releases.  Purchaser will cooperate with Seller, and will provide Seller with such assistance as Seller may reasonably request, for the purpose of (i) attempting to obtain the Consents identified in Section 6.2 and (ii) arranging for Seller to be released and discharged from its obligations and other liabilities under the Specified Contracts.

5.3    Conditions.  Purchaser will use commercially reasonable efforts (i) to cause the conditions set forth in Section 7 to be satisfied on a timely basis and (ii) otherwise to cause the Closing to take place as soon as reasonably practicable.

6.    CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE.

The obligation of Purchaser to purchase the Specified Assets and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

6.1    Accuracy of Representations.  Those representations and warranties of Seller set forth in Section 2 that refer specifically to and are made as of the date of this Agreement shall have been accurate as of the date of this Agreement, and all other representations and warranties of Seller set forth in Section 2 shall be accurate as of the Closing Date as if made on and as of the Closing Date provided, however, that, for purposes of this Section 6.1, any inaccuracies in the representations and warranties of Seller will be disregarded unless all such inaccuracies, considered collectively, have a Material Adverse Effect on the value of the Specified Assets taken as a whole.

6.2    Consents. Seller will obtain the following Consent to the transactions contemplated by this Agreement and the Assumption Agreement:

(a)           Silicon Valley Bank.

6.3    Performance of Covenants.  Seller shall have performed, in all material respects, all covenants required by this Agreement to be performed by Seller on or before the Closing Date.

6.4    Additional Documents.  Each of the following additional documents shall have been delivered to Purchaser:

(a)           a certificate, executed by Gerald E. Eickhoff, confirming that, to the actual knowledge of such executive officer, the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

(b)           such bills of sale, assignments and other instruments as Seller may be required to execute in order to evidence and effectuate the transfer of the Specified Assets to Purchaser; and

(c)           such good standing certificates and other similar documents as Purchaser may reasonably request to ensure that the actions required to be taken by Seller at the Closing have been properly authorized.

6.5    No Restraints.  No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any court of competent jurisdiction and shall remain in effect; and no Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

7.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

Seller's obligation to sell and transfer the Specified Assets to Purchaser and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing):

7.1    Accuracy of Representations.

(a)           The representations and warranties set forth in Section 3 shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

(b)           All other representations and warranties of Purchaser set forth in Section 3 shall be accurate as of the Closing Date as if made on and as of the Closing Date; provided, however, that, for purposes of this Section 7.1(b), any inaccuracies in the representations and warranties of Purchaser will be disregarded unless all such inaccuracies, considered collectively, have a material adverse effect on the business, assets (tangible or intangible), liabilities or operations of the Purchaser Corporations.

7.2    Performance of Covenants.  Purchaser shall have performed, in all material respects, all covenants required by this Agreement to be performed by Purchaser on or before the Closing Date.

7.3    Additional Documents. Each of the following additional documents shall have been delivered to Seller:

(a)           a certificate, executed by Michael Wainstein, confirming that, to the actual knowledge of such executive officer, the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

(b)           such good standing certificates and other similar documents as Seller may reasonably request to ensure that the actions required to be taken by Purchaser and Certified at the Closing have been properly authorized~~.~~; and

(c)           certificates of Sam Jankovich, Santosh Hedge, Tim Tang and Dean Galland as to the accuracy of the representations and warranties made by Seller in Section 2.6.

7.4    No Restraints.  No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any court of competent jurisdiction and shall remain in effect; and no Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

8.    TERMINATION.

8.1    Right to Terminate Agreement.  This Agreement may be terminated prior to the Closing:

(a)           by the mutual written consent of the Parties;

(b)           by either Party (by delivery of a written termination notification in accordance with Section 8.2) at any time after December 29, 2006, if the Closing has not taken place on or before December 29, 2006, unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party of any of its obligations set forth in this Agreement;

(c)           by Seller (by delivery of a written termination notification in accordance with Section 8.2) if (i) there shall have been a breach on the part of Purchaser of any of its representations, warranties or covenants such that the condition set forth in Section 7.1 or Section 7.2, as the case may be, would not be satisfied as of the time of such breach, (ii) Seller shall have given written notice of such breach to Purchaser, (iii) at least ten (10) days shall have elapsed since the delivery of such written notice to Purchaser, (iv) such breach shall not have been cured and (v) Purchaser shall not be using its commercially reasonable efforts to attempt to cure such breach; or

(d)           by Purchaser (by delivery of a written termination notification in accordance with Section 8.2) if (i) there shall have been a breach on the part of Seller of any of its representations, warranties or covenants such that the condition set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the time of such breach, (ii) Purchaser shall have given written notice of such breach to Seller, (iii) at least ten (10) days shall have elapsed since the delivery of such written notice to Seller, (iv) such breach shall not have been cured and (v) Seller shall not be using its commercially reasonable efforts to attempt to cure such breach.

8.2    Termination Procedures.  If either Party wishes to terminate this Agreement pursuant to Section 8.1, such Party will deliver to the other Party a written termination notification stating that such Party is terminating this Agreement and setting forth the basis for such termination.

8.3    Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1, neither Party will have any obligation or other liability to the other Party, except that (i) the Parties will remain bound by the provisions of Section 10 and (ii) neither Party will be relieved of any liability for any breach of its obligation to consummate the transactions contemplated by this Agreement or its obligation to take any other action required to be taken by such Party at or before the Closing.

9.    INDEMNIFICATION.

9.1    Survival.  Except as otherwise specified, the representations and warranties of Seller contained herein shall survive the Closing for one (1) year after the Closing Date (the “Survival Date”).

9.2    Indemnification by Seller.  Subject to the limitations on recourse and recovery set forth in this Section 9, from and after Closing, Seller (the “Indemnifying Person”) agrees to indemnify Purchaser (the “Indemnified Person”) against, and agrees to hold it harmless from, any and all Losses or claims incurred or suffered by it relating to or arising out of or in connection with any of the following (collectively, “Claims”):

(a)           any misrepresentation, breach of warranty, or any inaccuracy in any representation or warranty made by Seller in this Agreement or in any document, certificate, or affidavit delivered by Seller pursuant to the provisions of this Agreement; or

(b)           any breach of or failure by Seller to perform any covenant or obligation of such party set out or contemplated in this Agreement or any document delivered at the Closing.

9.3    Limitations.

(a)           Minimum Loss.  Purchaser shall not be entitled to be indemnified for Losses pursuant to Section 9.2 unless and until the aggregate amount of all such Losses exceeds Fifty Thousand Dollars ($50,000) (the “Minimum Loss”).  After the Minimum Loss is exceeded, Purchaser shall be entitled to be paid the entire amount of any Losses pursuant to Section 9.2 in excess of (but not including) the Minimum Loss.

(b)           Limitation of Loss; Sole and Exclusive Remedy.  Purchaser and Seller acknowledge and agree that, (i) after the Closing, notwithstanding any other provision of this Agreement to the contrary, the sole and exclusive remedy of Purchaser with respect to Claims for Losses or otherwise, including those set forth in Section 9.2, in connection with, arising out of or resulting from the subject matter of this Agreement and the transactions contemplated hereby and thereby shall be in accordance with, and limited solely to indemnification under, the provisions of this Section 9; (ii) the total liability of Seller to indemnify Purchaser in respect to Losses or otherwise pursuant to the provisions of Section 9.2 shall be limited to $400,000, and (iii) notwithstanding clause (ii) hereof, the total liability of Seller to indemnify Purchaser in respect to Losses or otherwise pursuant to the provisions of Section 1.5 shall be limited to $1,000,000.

9.4    Procedure for Disposition of Claims.

(a)           Promptly (and in any event within five (5) days after the service of any citation or summons) after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall give notice to the Indemnifying Person of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

(b)           If the Indemnifying Person does not object in writing to such claim within ten (10) business days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the fifteenth (15th) day after such notice was given, from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted.

(c)           If the Indemnifying Person agrees that he has an indemnification obligation but states that he is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the fifteenth (15th) day after such notice was given, from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

9.5    Notice of Third-Party Claims; Assumption of Defense.

(a)           Promptly (and in any event within five (5) days after the service of any citation or summons) after becoming aware of any claim or the commencement of any suit, action or proceeding made or brought by any Person not a party hereto, in respect of which indemnity may be sought under this Agreement, the Indemnified Party shall give notice thereof to the Indemnifying Party; provided, however, that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

(b)           The Indemnifying Person may, at its own expense, assume control of any claim, suit, action or proceeding, provided that:

(i)           the Indemnifying Person’s counsel is reasonably satisfactory to the Indemnified Person;

(ii)           the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding~~.~~;

(iii)           before entering into any settlement, compromise, admission or acknowledgement of the validity of such claim, suit, action or proceeding if (i) the settlement does not unconditionally release the Indemnified Person from all liabilities and obligations with respect to such claim, suit, action or proceeding, or (ii) the settlement could reasonably be expected to have a materially adverse impact on the Indemnified Person, the Indemnifying Person obtains the consent of the Indemnified Person to enter into such settlement, compromise, admission or acknowledgement; and

(iv)           the Indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such claim, suit, action or proceeding and to employ separate counselof its choice for such purpose.

(c)           If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person’s counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding, and the Indemnifying Person shall pay the reasonable fees and disbursements of such separate counsel.

(d)           Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

9.6    Settlement or Compromise.

(a)           Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any claim, suit, action or proceeding shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent.

(b)           The Indemnified Person will give the Indemnifying Person at least 30 days’ notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of un-indemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

9.7    Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

10.    MISCELLANEOUS.

10.1    Expenses.  Seller shall pay all expenses of Seller (including attorneys’ fees and expenses), and Purchaser shall pay all expenses of Purchaser (including attorneys’ fees and expenses), in each case incurred in connection with this Agreement and the transactions contemplated hereby.

10.2    Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by each of the Parties hereto.

10.3    Notices.

(a)           Any notice, request, instruction or other document required by the terms of this Agreement to be given to any other Party hereto shall be in writing and shall be given either:

(i)           by telephonic facsimile, in which case notice shall be presumptively deemed to have been given at the date and time displayed on the sender’s transmission confirmation receipt showing the successful receipt thereof by the recipient;

(ii)           by hand delivery or Federal Express or other method in which the date of delivery is recorded by the delivery service, in which case notice shall be presumptively deemed to have been given at the time that records of the delivery service indicate the writing was delivered to the addressee;

(iii)           by prepaid telegram, in which case notice shall be presumptively deemed to have been given at the time that the records of the telegraphic agency indicate that the telegram was telephoned or delivered to the recipient or addressee, as the case may be; or

(iv)           by U.S. mail to be sent by registered or certified mail, postage prepaid, with return receipt requested, in which case notice shall be presumptively deemed to have been given forty-eight (48) hours after the letter was deposited with the United States Postal Service.

(b)           Notice shall be sent:
If to the Seller, to:

Enterpulse, Inc.
125 Claremont Avenue, Suite 200
Decatur, Georgia 33030
Attn:  Gerald E. Eickhoff
Tel: (404) 377-3789
Fax:  (404) 377-4692

with a copy (which shall not constitute notice) to:

Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309
Attn:  David A. Stockton
Tel:  (404) 815-6444
Fax:  (404) 541-3402

If to Purchaser, to:

Priority Software, Inc.
c/o Private Capital Group
140 E. 45 Street, Suite 152
New York, New York 10017
Attn:  Michael Wainstein
Tel: (212) 755-1222
Fax: (212) 609-2687

with a copy (which shall not constitute notice) to:

Peter Campitiello, Esq.
Levy & Boonshoft, P.C.
477 Madison Avenue
New York, New York 10022
Tel:  (212) 751-1414
Fax:  (212) 751-6943

or to such other address as a Party may have specified in writing to the other Parties using the procedures specified above in this Section.

10.4    Waivers.

(a)           The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.

(b)           No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.5    Counterparts.  This Agreement may be executed in one or more counterparts, and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6    Interpretation.

(a)           The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(b)           The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation”, respectively.

(c)           Underscored references to Articles, Sections, Subsections, Schedules or Exhibits shall refer to those portions of this Agreement.

(d)           Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto.

(e)           No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein.

(f)           A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

10.7    Assignment.

(a)           This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective estates, heirs, legal representatives, successors and assigns.

(b)           No assignment of any rights or obligations hereunder may be made by the Parties, Seller or by the Company without the prior written consent of the other.

10.8    No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties hereto and, to the extent provided herein, their respective estates, heirs, successors, Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

10.9    Further Assurances.  Upon the reasonable request of Purchaser, Seller will on and after the Closing Date execute and deliver to the Buyer such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Shares, and to otherwise carry out the purposes of this Agreement.

10.10    Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforce ability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

10.11    Remedies Cumulative.  Unless otherwise specified, the remedies provided in this, Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

10.12    Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings among the Parties.

10.13    Applicable Law; Resolution of Disputes; Venue.

(a)           This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to the, principles of conflicts of Law thereof.

(b)           The Parties hereto irrevocably agree and consent that all disputes concerning this Agreement or any claim or issue of any nature (whether brought by the Parties hereto or by any other person whatsoever) arising from or relating to this Agreement or to the corporate steps taken to enter into it (including, without limitation, claims for alleged fraud, breach of fiduciary duty, breach of contract, tort, etc.) which cannot be resolved within reasonable time through discussions between the opposing entities (the “Disputed Matters”), shall be resolved solely and exclusively by means of arbitration to be conducted in New York, New York, by a panel of three arbitrators.  The initiating parties acting jointly, on the one hand, and the responding parties acting jointly, on the other hand, shall each appoint one arbitrator within fourteen (14) days after written notice has been given by the initiating parties.  The two arbitrators so appointed shall designate the third arbitrator by mutual agreement within 30 days after the arbitration notice is given.  If the two arbitrators so appointed fail to designate the third arbitrator within such period, then any party may request the Arbitral Body to appoint the third arbitrator within fourteen (14) days after such request.  The arbitration procedure may be initiated by any of the parties to this Agreement by written notice to the other party to the Disputed Matter.  Any notice will specify in reasonable detail the dispute being submitted to arbitration.

(c)           The arbitrators will conduct the arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (or any successor organization thereto), including the Optional Rules for Emergency Measures of Protection, then in force for resolution of commercial disputes, provided that the provisions of this Agreement will prevail in the event of any conflict between the Rules and the provisions of this Agreement.

(d)           The Arbitrators themselves shall have the right to determine and to arbitrate the threshold issue of arbitrability itself, the decision of the Arbitrators shall be final, conclusive, and binding upon the opposing entities, and a judgment upon the award may be obtained and entered in any federal or state court of competent jurisdiction.

(e)           Each entity or Party involved in litigation or arbitration shall be responsible for its own costs and expenses of any litigation or arbitration proceeding, including its own attorney's fees (for any litigation, arbitration, and any appeals).

10.14    Jurisdiction of Disputes; Waiver of Jury Trial.  In the event any party to this Agreement commences any proceeding or other legal action in connection with or relating to this Agreement, or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the Parties to this Agreement hereby:

(a)           agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth here in for communications to such party;

(b)           agree that any service made as provided herein shall be effective and binding service in every respect; and

(c)           agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law; and   EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

           IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date set forth herein.

ENTERPULSE, INC.

By:	/s/ Gerald E. Eickhoff
Name:	Gerald E. Eickhoff
Title:	Chief Executive Officer

PRIORITY SOFTWARE, INC.

By:	/s/ Michael Wainstein
Name:	Michael Wainstein
Title:	Chairman

EXHIBIT A

CERTAIN DEFINITIONS

    For purposes of the Agreement:

    “Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached.

    “Allocation” has the meaning set forth in Section 1.5.

    “Assumed Liabilities” means the following obligations and other liabilities (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise, and whether arising before or after the Closing) as they may exist at and/or after the Closing: (i) all obligations and other liabilities of Seller under or relating to the Specified Assets, and (ii) each other obligation or other liability of Seller relating to any of the Specified Assets.

    “Closing” has the meaning set forth in Section 1.14.

    “Closing Date” has the meaning set forth in Section 1.14.

    “Consent” means any consent, approval or waiver.

    “Damages” means out-of-pocket losses and damages, excluding indirect, consequential, incidental, special and punitive damages; provided, however, that for purposes of computing the amount of Damages incurred by any Person, there will be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person's affiliates in connection with such Damages or the circumstances giving rise thereto.

    “Knowledge” in the case of knowledge of Seller means the actual knowledge of Gerald Eickhoff, Sam Jankovich, and Joshua Hofmann.

    “Legal Requirement” means any law, rule or regulation of any governmental body.

  “Loss” and “Losses” means, with respect to Purchaser, any damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting Purchaser or which, if determined adversely to Purchaser would give rise to evidence of the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

    “Material Adverse Effect” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of Purchaser, or on the ability of any Party to consummate timely the transactions contemplated herein.

    “Matter” means any claim, demand, dispute, action, suit, proceeding, investigation or other similar matter.

    “Parties” has the meaning set forth in the introductory paragraph of the Agreement.

    “Person” means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or governmental body.

    “Pre-Closing Period” has the meaning set forth in Section 4.1.

    "Purchaser Corporations" has the meaning set forth in Section 3.1.

    "Specified Assets" has the meaning set forth in Section 1.1.

    "Specified Contracts" means (i) the contracts and other instruments identified on Schedule 2.3 and (ii) each other contract or other instrument relating exclusively to any one or more of the Specified Assets that is executed or entered into on behalf of Seller on or after the date of this Agreement and prior to the Closing in the ordinary course of business or with the approval of Purchaser.